Exhibit 99.2

August 24, 2010

Salt Lake City, Utah

$250,000 PROMISSORY NOTE

For Value Received, in the form of an indemnification and consulting services, receipt of which the undersigned hereby acknowledges, the undersigned, UAGH, Inc ("Borrower"), hereby promises to pay to Tryant, LLC ("Lender"), the principal sum of $250,000 dollars (less any outstanding liabilities) according to the following terms and conditions:

1.

Interest. After five calendar months from the date hereof, remaining principal sum of this Note, if any shall bear simple interest at the rate of ten percent (10%) per annum.

2.

Payment. All payments of principal and interest shall be in lawful money of the United States of America. The first payment of One-Hundred and Fifty-Thousand Dollars ($150,000.00) shall be due and payable within thirty (30) days with the balance due within five (5) calendar months.  After five calendar months from the date hereof, the entire outstanding principal and interest balance shall become due and payable on demand of the Lender. This Note is full recourse.

3.

Collateral.  Collateral shall consist of Five-Hundred-Thousand shares of Common Stock of UAGH, Inc.

4.

Application of Payments. All payments shall be applied first to accrued interest and thereafter to outstanding principal.

5.

Prepayment. This Note may be prepaid without penalty, in full or in part, at any time.

6.

Governing Law. This Note shall be governed by and construed under the laws of the State of Utah as applied to agreements between Utah residents entered into and to be performed entirely within Utah.

7.

Enforcement. Borrower shall be liable for any and all costs of the Lender in enforcing payment of this Note, including attorney's fees.

8.

Waiver. Borrower hereby waives demand, protest, dishonor, presentment and notice of non-payment.

Borrower

UAGH, Inc

/s/ Jeff D. Jenson

Jeff D. Jenson, President & Director